Calculation of Registration Fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Credit Suisse Equal Weight MLP Index Exchange Traded Notes due April 20, 2020 Linked to the Cushing 30 MLP Index	$1,523,660	$196.25

Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-180300-03

November 11, 2013

Pricing Supplement Addendum No. 189 dated November 11, 2013

To Pricing Supplement No. ETN-2/A-2 dated August 14, 2013,

Prospectus Supplement dated March 23, 2012,

and Prospectus dated March 23, 2012

Credit Suisse Equal Weight MLP Index Exchange Traded Notes due April 20, 2020 Linked to the Cushing 30® MLP Index ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D852/US22542D8526

NYSE Arca Ticker Symbol:	MLPN

Aggregate Offering Price of ETNs:	$1,523,660

Public Offering Price per ETN:	$30.4732

Principal Amount of ETNs:	$1,000,000

Principal Amount per ETN:	$20.00

Trade Date:	November 11, 2013

Settlement Date:	November 14, 2013

Agent:	Credit Suisse Securities (USA) LLC (“CSSU”), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent’s Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU our agent for any repurchases at the investor’s option may charge investors a fee of up to $0.03 per ETN repurchased. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-14 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse